Exhibit 99.1

PRESS RELEASE

Total System Services, Inc.
One TSYS Way	+1.706.649.2307
P.O. Box 2567	+1.706.649.5740
Columbus, GA 31902-2567	www.tsys.com

For immediate release.

Contacts:

James B. Lipham	Shawn Roberts
Chief Financial Officer	TSYS Investor Relations
+1.706.649.2262	+1.706.644.6081
shawnroberts@tsys.com
TSYS REPORTS RESULTS FOR SECOND QUARTER 2008
     Columbus, Ga., July 30, 2008 — TSYS today announced its financial results for the second quarter and the first six months of 2008.
     Basic earnings per share for the three months ended June 30, 2008 were $0.32, compared to $0.33 per share for the same period last year. Basic earnings per share for the six months ended June 30, 2008 were $0.61, compared to $0.63 per share for the same period last year. Excluding the one-time items related to the spin-off of TSYS by its former parent, Synovus Financial Corp., on a non-generally accepted accounting principles (non-GAAP) basis, earnings per share for the quarter were $0.33 and year to date were $0.64.
     Total revenues for the three months ended June 30, 2008 were $483.1 million, an increase of 5.0%, compared to $460.2 million for the same period in 2007. For the six months ended June 30, 2008, total revenues were $944.8 million, an increase of 6.2%, compared to $889.8 million for the same period in 2007. Year-to-date internal growth of existing electronic payment processing clients of 7% was impacted by price concessions and billing adjustments.
     Key financial drivers for the second quarter were:
•	Electronic payment processing services revenue for the second quarter of 2008 was $242.4 million, a decrease of 1.0%, compared to $244.8 million for the same period last year, mainly the result of a decrease of 15.1% in accounts on file to 372.9 million at June 30, 2008. Sequentially, total consolidated accounts on file grew approximately 2.2%, or 7.9 million accounts, over the first quarter of 2008 and were up 4.4%, or 15.8 million accounts, since the end of third quarter of 2007, after the deconversion of a major client was completed in that quarter.

•	Merchant acquiring services revenue for the second quarter of 2008 increased 2.0% over the same period in 2007, supported by 1.32 billion point-of-sale (POS) transactions, a 2% increase over the second quarter of 2007. Sequentially, merchant acquiring services revenues increased 6.3% over the first quarter of 2008, primarily driven by the increase in outgoing transactions and POS transactions increasing 7%.

•	Other services revenue for the second quarter was $64.4 million, an increase of 16.9%, compared to $55.1 million for the same period last year, as a result of new call center business in the Global Services segment. Sequentially, other services revenue increased 12.8% over the first quarter of 2008.

PRESS RELEASE
•	Reimbursable items were $110.7 million, an increase of 15.3%, compared to $96.1 million for the same period last year. The increase relates to reimbursable court costs in our debt collection business.
     Operating income for the three months ended June 30, 2008 was $97.6 million, an increase of 1.8% over $95.9 million for the same period in 2007. For the six months ended June 30, 2008, operating income was $184.4 million, an increase of 1.6%, compared to $181.6 million for the same period in 2007.
•	Excluding the one-time spin related costs, operating income on a non-GAAP basis for the second quarter of 2008 was $98.9 million, an increase of 3.1%, compared to $95.9 million in 2007. For the six months ended June 30, 2008, operating income on a non-GAAP basis was $192.6 million, an increase of 6.0%, compared to $181.6 million for the same period in 2007.
     Net income for the three months ended June 30, 2008 was $63.1 million, a decrease of 4.0%, compared to $65.7 million for the same period in 2007. For the six months ended June 30, 2008, net income was $119.7 million, a decrease of 2.7%, compared to $123.0 million for the same period in 2007. Net income for the three months and six months ended June 30, 2008, as compared to the same periods in 2007, was impacted by:
•	The after-tax impact of the one-time spin related costs of $0.8 million for the three months and $5.8 million for the six months ended June 30, 2008, respectively, and

•	A decrease in other income of approximately $5.4 million for the second quarter of 2008 and $10.1 million for the six months ended June 30, 2008 compared to the same periods last year, as a result of an increase in interest expense and a reduction in interest income.
Operating Segments
During the second quarter, TSYS renamed its reportable operating segments in a manner that reflects the way management views the business. The segments are now referred to as North American Services, Global Services and Merchant Services.
North American Services
For the second quarter of 2008, total revenues for the North American Services segment were $329.2 million, an increase of 1.2%, compared to $325.3 million for the same period last year. Year-to-date total revenues for the North American Services segment were $650.7 million, an increase of 2.9%, compared to $632.1 million for the same period last year.
     Key drivers for the North American Services segment include:
•	At the end of June 2008, North American Services had 340.8 million accounts on file, a decrease of 18%, compared to 416.7 million accounts on file last year.

•	For the second quarter of 2008, North American Services processed 1.7 billion transactions, a decrease of 34%, compared to 2.6 billion for the same period last year. Excluding the impact of deconverted clients in 2007, transactions processed increased 6%. Through the first six months of 2008, North American Services processed 3.3 billion transactions, a decrease of 34%, compared to 4.9 billion for

PRESS RELEASE
the same period last year. Excluding the impact of deconverted clients in 2007, transactions processed increased 7%.
     In our North American Services segment, we had the following highlights:
•	Renewed a long-term agreement with Target Corporation to service its REDcard portfolio.

•	Renewed a multi-year agreement with Canadian Tire Financial Services, a division of Canadian Tire Corporation, Limited, to exclusively process its payment cards programs. Overall, TSYS renewed agreements with six clients, including four of its Top 20 processing clients, and all are signed through at least 2012.

•	Signed a payments processing agreement with Globalcard, a Mexican-based credit card company dedicated to serving the unbanked market in Mexico, for the launch of its consumer credit card portfolio.

•	Announced an agreement with PartnersFirst Affinity Services, a division of Torrey Pines Bank, to process its consumer credit card portfolio.
Global Services
For the second quarter of 2008, total revenues for the Global Services segment were $79.6 million, an increase of 31.9%, compared to $60.4 million for the same period last year. Year-to-date total revenues for the Global Services segment were $149.0 million, an increase of 28.9%, compared to $115.5 million for the same period last year. The increase is driven by growth in accounts and transactions processed.
     Key drivers for the Global Services segment include:
•	At the end of June 2008, Global Services had 32.1 million accounts on file, an increase of 42%, compared to 22.5 million accounts on file last year.

•	For the second quarter of 2008, Global Services processed 264.5 million transactions, an increase of 28%, compared to 207.2 million for the same period last year. Through the first six months of 2008, Global Services processed 481.9 million transactions, an increase of 20%, compared to 403.2 million for the same period last year.

•	Sequential revenue and operating income of Global Services grew 14.7% and 57.7%, respectively, over the first quarter of 2008, as new client business converted in the first quarter began producing revenues. Operating income margin for the second quarter of 2008 increased to 15.3% from 11.0% in the first quarter of 2008.
Merchant Services
For the second quarter of 2008, total revenues for the Merchant Services segment were $74.3 million, a decrease of 0.2%, compared to $74.5 million for the same period last year. Year-to-date total revenues for the Merchant Services segment were $145.1 million, an increase of 2.1%, compared to $142.1 million for the same period last year.
     Key drivers for the Merchant Services segment include:

PRESS RELEASE
•	During the second quarter of 2008, Merchant Services processed 1.32 billion POS transactions, an increase of 2%, compared to 1.29 billion for the same period last year. Through the first six months of 2008, Merchant Services processed 2.53 billion POS transactions, an increase of 3%, compared to 2.45 billion for the same period last year.
     For the second quarter and first six months of 2008, Merchant Services segment results were impacted by price compression and deconversions. However, Merchant Services segment experienced solid growth in sequential POS and back-end volumes.
Overview and Outlook
Addressing the company’s second quarter and year to date results, Philip W. Tomlinson, chairman of the board and chief executive officer of TSYS said: “Given the economic environment that our clients are struggling with, we are extremely pleased with our quarterly consolidated total revenue growth of 5% over 2007, and our year to date growth of 6%.”
     “Our North American Services segment year to date total revenues growth of 2.9% and operating margin of 29.5%, as compared to 27.3% for the same period last year, reflects our ability to manage expenses in a slowing US economy. Our electronic payment processing business is very solid with many clients who are among the stalwarts of the US economy.”
     “Our Merchant Services segment, which is also primarily based in the US, grew its revenue 2.1% over the first six months of 2007. The takeaway from this segment is that it contributed significantly to operating income with its margins increasing 449 basis points over 2007’s to 29.4%. Sequentially, we have seen growth in transaction volumes of 7%.”
     “Our Global Services segment grew total revenues 28.9% over the first six months of 2007. In addition, its quarterly revenues were up 31.9% over 2007’s second quarter and sequentially over the first quarter of 2008 by 14.7%. As we expected, Global Services’ operating margins increased 428 basis points over the first quarter to 15.3% and we expect that margin to continue its improvement over the remainder of the year. Global Services remains a very strong driver of our revenue growth.”
     “On a consolidated basis, we include in our management review changes in revenues before reimbursables excluding those clients’ portfolios that deconverted year over year. On that basis, our quarterly revenues before reimbursables increased 9.2% over 2007’s second quarter and our year to date growth was 10.2%. Included in this press release is a table reconciling these non-GAAP metrics to our GAAP reported revenues before reimbursables. Consolidated operating income included $8.1 million of one-time spin expenses. Excluding these items, our operating income margin was 26.3% which was a 63 basis point increase over the first six months of 2007. These results are in line with expectations that our ability to manage expenses in relation to our top line growth is rigorous.”
     “At the mid-point of 2008, we have seen many of our clients’ financial results suffering as a result of the slowing economies around the world and the worst turmoil we have ever seen in the financial markets. This has obviously had a negative impact on their performance and expectations; and we are no exception.”

PRESS RELEASE
     “Our analysis shows that we would have to grow consolidated revenues before reimbursables by 7.3% and total revenues by 11.7% over 2007’s second half results in order to achieve the low end of our guidance for 2008. We started 2008 with great enthusiasm and expectation that our historical trends of client activity would continue. It is now apparent that our clients’ activity is being hampered by the economic environment, which has greatly deteriorated since our original forecast. Our estimates for the remainder of 2008 have resulted in lowering our full year guidance for revenues before reimbursables to the 5% to 7% range versus our previous guidance of 8% to 10%. Total revenue guidance is now estimated at 6% to 8% versus previous guidance of 7% to 9%. Full year guidance for EPS is being reduced from 7% to 9% to the 5% to 7% range resulting in estimates on a GAAP basis of $1.27 to $1.29 and excluding one-time spin costs from $1.32 to $1.34.
     As previously discussed in our quarterly conference calls, there has been a significant shift to reimbursable revenues due to contract changes in our debt collection business. These revenues are now estimated to be in the $420 to $430 million range versus previous guidance of $391 to $399 million. We have included an updated table in this press release reflecting these adjustments to our guidance along with reconciliations to GAAP.”
     “We are enthusiastic about our future prospects and our ability to meet the challenges of these very stressful economic times. We continue to develop innovative products and state of the art technology for our clients that enhance their ability to get information faster, better and cheaper to use in the management of their portfolios. We don’t just do business with our clients, we partner with them.”
Projected Outlook for 2008
TSYS expects its 2008 net income to increase between 5-7%, as compared to 2007, based on the following assumptions:
1.	Expenses associated with the spin-off, net of tax, will be $10 million. In 2008, expenses associated with the spin-off are classified under GAAP as operating expenses and income taxes. These estimates are subject to change as operating expenses include estimates of services being provided on an ongoing basis during the transition period after the spin-off. These items are summarized as follows with a comparison to 2007:

PRESS RELEASE

	2008E	2007
Conversion of Synovus stock options to TSYS stock options	$7	6

Other operating expenses	9	8

Total operating expenses	$16	14

Tax impact*	(6)	(2)

Other operating expenses, net of tax impact	$10	12

Income taxes related to deconsolidation	—	11

Total	$10	23

*	Certain expenses in a re-organization, such as the spin-off, are not deductible for tax purposes. A majority of the expenses in 2007 are not deductible. A smaller amount of non-deductible expenses is expected in 2008.
2.	There will be no significant movements in LIBOR and no significant draws on the $252 million revolving credit facility.

3.	Estimated total revenues will increase 6% to 8% in 2008. Excluding the revenues associated with deconverted portfolios and reimbursable items, estimated non-GAAP total revenues will increase in the range of 9% to 11% over 2007 levels.

4.	Anticipated growth levels in employment, equipment and other expenses, which are included in 2008 estimates, will be accomplished.

5.	There will be no significant movement in foreign currency exchange rates related to TSYS’ business.

6.	TSYS will not incur significant expenses associated with the conversion of new large clients or acquisitions, or any significant impairment of goodwill or other intangibles, and there will be no significant portfolio deconversions.

PRESS RELEASE
     Presentation of revenues and earnings excluding the spin-related costs, revenues associated with deconverted portfolios, and reimbursable items are non-GAAP financial measures. The following table is a reconciliation of the range of changes from 2007 to 2008, comparing non-GAAP financial measures to GAAP financial measures for 2007 and estimated financial measures for 2008.

	Range of Guidance
	($ in millions)		08 vs. 07
	2008	2007	Percent
(Amounts in millions, except per share amounts; certain amounts have been adjusted due to rounding)	Forecast	Actual	Change
TOTAL REVENUES	$1,920 to $1,958	$1,806	6% to 8%
Less: reimbursable items	($420 to $430)	($378)

Revenues excluding reimbursable items	$1,500 to $1,528	$1,428	5% to 7%
Less: revenues associated with deconverted portfolios	—	($55)

Revenues excluding reimbursable items and revenues associated with deconverted portfolios	$1,500 to $1,528	$1,373	9% to 11%

NET INCOME	$250 to $254	$237	5% to 7%
Add: interest, taxes and other nonoperating items	$142 to $146	$117

OPERATING INCOME	$392 to $400	$354	11% to 13%
Add: operating spin-related costs	$16	$14
Operating income, excluding spin-related expenses	$408 to $416	$368	11% to 13%
Add: depreciation and amortization	$151	$152

EBITDA — earnings before interest, taxes, depreciation and amortization, excluding spin-related costs	$559 to $567	$520	8% to 9%

NET INCOME	$250 to $254	$237	5% to 7%
Add: spin-related costs, net of tax	$10	$23

Net income, excluding spin related expenses	$260 to $264	$260	0% to 2%

EARNINGS PER SHARE (EPS) — BASIC	$1.27 to $1.29	$1.21	5% to 7%

Add: spin-related costs, net of tax per share	$0.05	$0.11

EPS, excluding spin related expenses	$1.32 to $1.34	$1.32	0% to 2%

Common shares outstanding	196.282	196.759

     TSYS believes the table above and the table on page 15 present meaningful information to assist investors in understanding the company’s changes in total revenues and net income from estimates in changes from 2007 to 2008 as a result of deconverted portfolios and spin-related costs as the non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results. TSYS believes the information is useful for investors because it

PRESS RELEASE
can provide a more complete understanding of TSYS’ underlying operational performance. The non-GAAP financial percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way TSYS’ financial measures are affected by deconverted portfolios, reimbursable items and spin-related costs; and should be used in conjunction with all publicly filed financial statements and reports.
Conference Call
     TSYS will host its quarterly conference call at 5:00 p.m. EDT, Wednesday, July 30, 2008. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.
About TSYS
     TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, healthcare, loyalty, prepaid services and debt management for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information, contact news@tsys.com.
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expectation that Global Services operating margins will continue to improve over the year, TSYS’ earnings forecast for 2008, and the assumptions underlying such statements. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to: (1) revenues that are lower than anticipated; (2) expenses associated with the spin-off are higher than expected; (3) movements in LIBOR are greater than expected and draws on the revolving credit facility are greater than expected; (4) TSYS incurs expenses associated with the signing of a significant client; (5) adverse developments with respect to foreign currency exchange rates; (6) adverse developments with respect to entering into contracts with new clients and retaining current clients; (7) TSYS is unable to control expenses and increase market share; (8) TSYS is unable to manage the impact of slowing economic conditions and consumer spending; and (9) the impact of acquisitions, including their being more difficult to integrate than anticipated. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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